UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

Upstream Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Broward Blvd., Suite 1200 Ft. Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 915-1550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2010, Upstream Worldwide, Inc. (the “Company”) appointed Chuck Wallace as its Chief Operating Officer.  Since February 2010, Mr. Wallace has served as a consultant to the Company under a Consulting Agreement which was terminated in connection with his appointment.  Since June 2008, Mr. Wallace has been a private equity investor and has served in advisory and consulting roles with Internet and software companies.  From September 2007 through April 2008, Mr. Wallace was the Chief Executive Officer of Ustream.tv, a webcasting company.  Prior to this, Mr. Wallace served in many roles at Esurance Insurance Group, a company he co-founded.  Mr. Wallace is 46 years old.

In connection with his appointment, Mr. Wallace is receiving a salary of $150,000 per year and was granted 13,279,434 options exercisable at $0.034 per share.  Of the options: (i) 1,659,930 options are fully vested and (ii) the remaining vest in 276,655 increments each month beginning September 22, 2010.

Also on September 10, 2010, the Company’s Board of Directors granted 12,963,070 options each to Douglas Feirstein, the Company’s Chief Executive Officer, and Daniel Brauser, the Company’s Chief Financial Officer.  These options are exercisable at $0.034 per share and vest over a four year period each calendar quarter with the first vesting date being December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM WORLDWIDE, INC.

Date: September 16, 2010	By:	/s/ Daniel Brauser
Name: Daniel Brauser
Title: Chief Financial Officer